SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by Groveland Group

The Groveland Group (as defined herein) was recently quoted in a news article.  A copy of the news article is attached hereto.  The news article is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, by the Groveland Group.  The Groveland Group is not affiliated with the publication or the author of the news article, and does not endorse or make any representations or warranties concerning the news article.  The consent of the author and the publication to file the news article under Rule 14a-6 was neither sought nor obtained.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, Seth G. Barkett, Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, Seth G. Barkett, Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.

Wall Street Journal
David Benoit
April 8, 2015

Activist Investor in Food Fight With Steak ‘n Shake Owner

Firm says Sardar Biglari mismanages burger chain; Biglari counter attacks

[Photo Omitted]

Activist investor Sardar Biglari, center, cuts the ribbon at the 2012 opening of New York’s first Steak ‘n Shake restaurant.

Sardar Biglari, the activist investor whose eponymous company owns the Steak ‘n Shake burger chain, likes to tell his shareholders they are betting on him.

“Biglari Holdings is a jockey stock,” he wrote in a 2011 letter to shareholders. “You are choosing the jockey; I am choosing the horses.”

Now another activist investor is trying to grab the reins.

Groveland Capital LLC has taken a 0.2% stake in Biglari Holdings Inc. and is asking at a shareholders’ meeting Thursday in New York to oust the entire board, including Mr. Biglari, 37, who is chairman and chief executive.

In response, Mr. Biglari, best known as a Warren Buffettwannabe who waged a yearslong campaign against Cracker Barrel Old Country Store Inc., has launched activist fights at two small companies on which Groveland has board seats.

Activist investors take stakes in companies and push for financial and operational changes. They are growing in prominence as they take on larger targets with more sophisticated proposals, and in recent months have won board seats at big companies such as Dow Chemical Co., Bank of New York Mellon Corp. and Sotheby’s.

And then there is this fight.

“One could fairly worry that this proxy fight represents the jump-the-shark moment for activism,” said Greg Taxin, an activist investor who co-founded shareholder advisory firm Glass Lewis & Co. “Serious activism can improve performance and enable more efficient capital markets. This isn’t that.”

Groveland, a $25 million hedge-fund firm in Minneapolis, has a laundry list of complaints about Mr. Biglari’s performance and wants him out of the nearly $900 million company he has tried to model on Mr. Buffett’s Berkshire Hathaway Inc. Groveland, founded in 2009 by former distressed-debt trader Nick Swenson, 46, complains about Steak ‘n Shake’s performance, Mr. Biglari’s compensation and his recent purchase of men’s magazine Maxim.

In letters to Biglari’s shareholders, Groveland turns to Mr. Biglari’s own words.

“Like Mr. Biglari, we believe ‘shareholders are the true owners’ of a company, and ‘they should decide whether or not an entrenched board is good policy,’” Groveland wrote. That is what Mr. Biglari said eight years ago in a battle for Friendly Ice Cream Corp.

Mr. Biglari, meanwhile, has accused Groveland of trying to take over his namesake company without paying a premium. He says the firm hasn’t explained what it would do with Steak ‘n Shake.

“Groveland’s ‘plan’ for our business is really no plan at all,” he said in a letter to shareholders.

That is pretty much the same thing Cracker Barrel said of Mr. Biglari’s proposal to shake up the board of the restaurant chain, where he has lost four separate votes.

“He hasn’t raised specific new ideas or suggestions to management or the Board, despite having many opportunities to do so,” Cracker Barrel wrote in 2012.

Mr. Biglari also has questioned the judgment and experience of Groveland’s nominees, pointing to the Facebook page of Groveland portfolio manager Seth Barkett. “I made a million dollars today,” Mr. Barkett wrote in 2008. “How was your day?”

“If that’s the best Mr. Biglari has on me, going into my Facebook account, then I think I’m in a pretty good spot,” Mr. Barkett told a group of investors last week.

Institutional Shareholder Services Inc., which advises shareholders on board votes, took a rare stance when asked to weigh in on the Biglari-Groveland fight: There isn’t a single board candidate on either side worth supporting, it said.

‘Neither choice is appealing.’

—Institutional Shareholder Services Inc.

“Neither choice is appealing,” ISS wrote.

Both sides claimed that as a victory.

For Mr. Biglari, it all started in 2008 when he won a shareholder vote to join the board of what was then known as the Steak ‘n Shake Co., which was struggling under a heavy debt load.

Mr. Biglari became chief executive, slashed costs and cut prices to attract more customers. He emphasized the chain’s burgers, milkshakes and chili. Steak ‘n Shake’s results improved dramatically in his first year, though profits have slipped in recent years as the company spends to expand its franchised locations.

In 2010, he re-christened the burger company Biglari Holdings and told investors he viewed the company as a platform to buy other businesses.

Mr. Biglari also rebranded Steak ‘n Shake to include his surname. The new “Steak ‘n Shake by Biglari” must pay its namesake a portion of its revenue if he loses control of the company. He could be entitled to about $100 million under the deal if he loses Thursday’s vote.

In annual letters to shareholders, Mr. Biglari philosophizes on business and warns investors they will have to deal with “our idiosyncrasies.” He has said investor relations departments are a waste of resources, hosts no quarterly conference calls and chides investors who look to analyst opinions.

Some of his decisions, like the Steak ’n Shake rebranding, have alarmed Groveland and others.

“Mr. Biglari and the board have arranged, especially through the 2013 licensing agreement, for Mr. Biglari to become a sort of ‘CEO for Life.’” Mr. Swenson said in an email. “By running a competitive slate of directors we’re giving shareholders a choice.”

Mr. Biglari has responded to Groveland’s attacks in kind.

In December, he built up a 14% stake in Air T Inc., a cargo airline whose board Mr. Swenson chairs, and 19% of Insignia Systems Inc., a retail-marketing company that counts Mr. Swenson among its directors.

This time, Mr. Biglari took a page from Mr. Swenson’s playbook.

“He implements governance practices far worse than those he previously criticized,” Mr. Biglari said.